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                                                        Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated July 31, 1995 (except for Note O as to which the date is August 30, 1995), accompanying the consolidated financial statements and schedule included in the Annual Report of Lifecore Biomedical, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statement of Lifecore Biomedical, Inc. and Subsidiaries on Form S-8 (File No. 33-19288, effective December 23, 1987; File No. 33-26065, effective February 18, 1988; File No. 33-32984, effective January 12, 1990; File No. 33-38914, effective February 8, 1991 and File No. 33-38914 effective date September 26, 1994).


                                               /s/ GRANT THORNTON LLP


Minneapolis, Minnesota
August 30, 1995